EXHIBIT 99.1
OSI Announces Signing Of A Commitment Letter For $75 Million Revolving Credit Facility
MELVILLE, NEW YORK – December 14, 2005 – OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today that it has signed a commitment letter with its commercial banking partner JPMorgan Chase Bank, N.A. for a $75 million Senior Secured Revolving Credit Facility. The Revolving Credit Facility will be syndicated over the next four to six weeks and is expected to be available to OSI around the end of January 2006.
At the time OSI announced that it had entered into an agreement to acquire Eyetech Pharmaceuticals, Inc. in August 2005, the Company stated its intention to access $150 million of financing through a revolving credit facility with the objective of maintaining its financial flexibility following the anticipated closing of the transaction. During the last few months, the Company has determined that a combination of a Revolver and accessing the capital markets better addresses the needs of the business going forward and will more optimally position the Company for future growth.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for patients with cancer, eye diseases and diabetes. The Company operates through three business teams, (OSI) Oncology, (OSI) Eyetech and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. Macugen® (pegaptanib sodium injection) is approved in the United States for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
CONTACT: OSI Pharmaceuticals, Inc.
Kathy Galante, 631-962-2000
or
Burns McClellan (Representing OSI)
Media:
Justin Jackson, 212-213-0006 ext. 327
Jason Farber, 212-213-0006 ext. 339
Investors:
Lisa Burns, 212-213-4281
SOURCE: OSI Pharmaceuticals, Inc.